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                                  EXHIBIT 2
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                      PURCHASE AND ASSUMPTION AGREEMENT

                         DATED AS OF FEBRUARY 2, 1995,

                                    BETWEEN

                              TYSONS NATIONAL BANK

                                      AND

                        SUBURBAN BANK OF VIRGINIA, N.A.,

                                      AND

                                   JOINED IN

                                       BY

                          TYSONS FINANCIAL CORPORATION


                                      AND

                           SUBURBAN BANCSHARES, INC.
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                              TABLE OF CONTENTS

I.     Sale and Purchase of Transferred Property. . . . . . . . . . . . . . . . .   1

II.    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

III.   Transfer of Property and Assumption of Qualifying Assumed Liabilities  . .   8
       3.1  Transfer of Property and Assumption of Qualifying Assumed
            Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
       3.2  Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       3.3  Apportionment: Proration  . . . . . . . . . . . . . . . . . . . . . .  12
       3.4  Sales and Use Taxes . . . . . . . . . . . . . . . . . . . . . . . . .  12
       3.5  Identification of Fixed Assets  . . . . . . . . . . . . . . . . . . .  12
       3.6  Possession and Risk of Loss . . . . . . . . . . . . . . . . . . . . .  12
       3.7  Allocation of Purchase Price and Reporting  . . . . . . . . . . . . .  13

IV.    Closing; Post-Closing Procedures and Settlements, and Related Items  . . .  14
       4.1  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       4.2  Post-Closing Procedures and Settlements . . . . . . . . . . . . . . .  14

V.     Representations and Warranties of Suburban and Seller  . . . . . . . . . .  16
       5.1  Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . .  16
       5.2  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       5.3  Financial Statements; Filings . . . . . . . . . . . . . . . . . . . .  17
       5.4  Loan Portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       5.5  Certain Loans and Related Matters . . . . . . . . . . . . . . . . . .  19
       5.6  Qualifying Other Agreements . . . . . . . . . . . . . . . . . . . . .  21
       5.7  Authority; No Violation . . . . . . . . . . . . . . . . . . . . . . .  21
       5.8  Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . .  22
       5.9  Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
       5.10 Absence of Certain Changes or Events  . . . . . . . . . . . . . . . .  22
       5.11 Legal Proceedings; etc  . . . . . . . . . . . . . . . . . . . . . . .  22
       5.12 Taxes and Tax Returns . . . . . . . . . . . . . . . . . . . . . . . .  23
       5.13 Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . .  24
       5.14 Title and Related Matters . . . . . . . . . . . . . . . . . . . . . .  25
       5.15 Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       5.16 Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . .  26
       5.17 Commitments and Contracts . . . . . . . . . . . . . . . . . . . . . .  28
       5.18 Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . .  28
       5.19 Takeover Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       5.20 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       5.21 Labor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       5.22 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . .  29
       5.23 Transactions with Management  . . . . . . . . . . . . . . . . . . . .  30
       5.24 Deposit Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  30
       5.25 Untrue Statements and Omissions . . . . . . . . . . . . . . . . . . .  30







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
VI.    Representations and Warranties of Purchaser and Tysons   . . . . . . . . .  30
       6.1  Organization and Related Matters of Tysons  . . . . . . . . . . . . .  30
       6.2  Organization and Related Matters of Purchaser . . . . . . . . . . . .  31
       6.3  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       6.4  Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       6.5  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .  32
       6.6  Absence of Certain Changes or Events  . . . . . . . . . . . . . . . .  33
       6.7  Legal Proceedings, Etc  . . . . . . . . . . . . . . . . . . . . . . .  33
       6.8  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       6.9  Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . .  33
       6.10 No Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . .  33
       6.11 Untrue Statements and Omissions . . . . . . . . . . . . . . . . . . .  34

VII.   Additional Covenants and Agreements of the Parties . . . . . . . . . . . .  34
       7.1  Conduct of the Business of Seller . . . . . . . . . . . . . . . . . .  34
       7.2  Current Information   . . . . . . . . . . . . . . . . . . . . . . . .  35
       7.3  Access to Properties; Personnel and Records   . . . . . . . . . . . .  36
       7.4  Approval of Seller's Shareholder  . . . . . . . . . . . . . . . . . .  37
       7.5  No Other Bids . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       7.6  Notice of Deadlines . . . . . . . . . . . . . . . . . . . . . . . . .  37
       7.7  Maintenance of Properties . . . . . . . . . . . . . . . . . . . . . .  37
       7.8  Compliance Matters  . . . . . . . . . . . . . . . . . . . . . . . . .  37
       7.9  Best Efforts; Cooperation . . . . . . . . . . . . . . . . . . . . . .  38
       7.10 Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . .  38
       7.11 Current Information . . . . . . . . . . . . . . . . . . . . . . . . .  38
       7.12 No Employment Contract  . . . . . . . . . . . . . . . . . . . . . . .  38
       7.13 Other Matters Relating to Loans . . . . . . . . . . . . . . . . . . .  39
       7.14 Compliance with WARN  . . . . . . . . . . . . . . . . . . . . . . . .  40
       7.15 Compliance with COBRA . . . . . . . . . . . . . . . . . . . . . . . .  40
       7.16 Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . .  40
       7.17 Cure and/or Repurchase of Qualifying Loans  . . . . . . . . . . . . .  41
       7.18 Certain Accounting Matters  . . . . . . . . . . . . . . . . . . . . .  41

VIII.  Additional Covenants and Agreements of Tysons and Purchaser  . . . . . . .  41
       8.1  Certain Personnel Matters . . . . . . . . . . . . . . . . . . . . . .  41
       8.2  Employment Benefit Plan of Tysons . . . . . . . . . . . . . . . . . .  41
       8.3  Consideration   . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

IX.    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       9.1  Indemnification by Seller and Suburban  . . . . . . . . . . . . . . .  41
       9.2  Indemnification by Purchaser and Tysons . . . . . . . . . . . . . . .  42
       9.3  Third-Party Claims, Etc.  . . . . . . . . . . . . . . . . . . . . . .  42
       9.4  Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

X.     Mutual Conditions To Closing . . . . . . . . . . . . . . . . . . . . . . .  43
       10.1 Consents of Regulatory Authorities  . . . . . . . . . . . . . . . . .  43
       10.2 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

XI.    Conditions To The Obligations Of Tysons and Purchaser  . . . . . . . . . .  44
       11.1 Representations and Warranties  . . . . . . . . . . . . . . . . . . .  44
       11.2 Performance of Obligations  . . . . . . . . . . . . . . . . . . . . .  44
       11.3 Certificate Representing Satisfaction of Conditions . . . . . . . . .  44
       11.4 Absence of Adverse Facts  . . . . . . . . . . . . . . . . . . . . . .  44
       11.5 Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . .  44
       11.6 Consents Under Agreements   . . . . . . . . . . . . . . . . . . . . .  45
       11.7 Material Condition  . . . . . . . . . . . . . . . . . . . . . . . . .  45
       11.8 Certification of Claims   . . . . . . . . . . . . . . . . . . . . . .  45
       11.9 Due Diligence  .  . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       11.10 Transitional Data Processing Services  . . . . . . . . . . . . . . .  45

XII.   Conditions to Obligations of Seller and Suburban . . . . . . . . . . . . .  46
       12.1 Representations and Warranties  . . . . . . . . . . . . . . . . . . .  46
       12.2 Performance of Obligations  . . . . . . . . . . . . . . . . . . . . .  46
       12.3 Certificate Representing Satisfaction of Conditions . . . . . . . . .  46
       12.4 Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . .  46
       12.5 Absence of Adverse Facts  . . . . . . . . . . . . . . . . . . . . . .  46

XIII.  Transactions at Closing  . . . . . . . . . . . . . . . . . . . . . . . . .  47
       13.1 Items to be Delivered by Seller and Suburban  . . . . . . . . . . . .  47
       13.2 Items to be Delivered by Purchaser  . . . . . . . . . . . . . . . . .  47

XIV.   Termination, Waiver And Amendment  . . . . . . . . . . . . . . . . . . . .  48
       14.1 Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
       14.2 Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . .  49
       14.3 Effect of Wrongful Termination  . . . . . . . . . . . . . . . . . . .  49
       14.4 Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
       14.5 Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
       14.6 Survival of Representations and Warranties  . . . . . . . . . . . . .  49

XV.    Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
       15.1 Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .  50
       15.2 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
       15.3 Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
       15.4 Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .  51
       15.5 Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
       15.6 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
       15.7 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
       15.8 Persons Bound; No Assignment  . . . . . . . . . . . . . . . . . . . .  51
       15.9 Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . .  52
       15.10 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52







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         THIS AGREEMENT is made as of the 2nd day of February, 1995, between
Tysons National Bank, a national banking association ("Purchaser"), with its principal offices at 8200 Greensboro Drive, McLean, Virginia, and Suburban Bank of Virginia, N.A., a national banking association ("Seller") with its principal offices at 8201 Greensboro Drive, McLean, Virginia, and is joined into by Tysons Financial Corporation, a Virginia corporation and the parent of Purchaser ("Tysons"), and Suburban Bancshares, Inc., a Delaware corporation and the parent of Seller ("Suburban").

         WHEREAS, the Boards of Directors of Purchaser and Seller believe that it is in the best interests of the parties and their respective shareholders that the Seller sell to Purchaser the assets and that Purchaser assume the liabilities associated with Seller's commercial banking operations which the Seller conducts from its two banking offices (the "Banking Business");

         WHEREAS, as a condition to the execution of this Agreement, Purchaser and Seller have jointly caused a loan review to be conducted of the Loans pursuant to which certain Loans have been classified substandard, doubtful, or loss and have been listed on Schedule 2.35 hereof and excluded from the definition of Qualifying Loans;

         NOW, THEREFORE, in consideration of the above, the Compensation Amount (as hereinafter defined) and the mutual representations, warranties, covenants, and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereto, intending to be legally bound, agree as follows:

I.  Sale and Purchase of Transferred Property

         Upon and subject to all of the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer to Purchaser, and Purchaser agrees to purchase, accept and assume from Seller, the following:

              (i)     Qualifying Fixed Assets;

              (ii)    Qualifying Assumed Liabilities;

              (iii) Any fees or charges related to the Qualifying Deposit Liabilities that have been prepaid by customers of Seller, and prepaid safe deposit rental fees paid by customers of Seller, in each case, properly apportioned to periods subsequent to the Effective Time;

              (iv)    Qualifying Loans;

              (v)     Cash on Hand;

              (vi)    Due From;

              (vii)   Qualifying Leases;

              (viii)  Qualifying Investment Securities;

              (ix)    Qualifying Other Agreements;

              (x)     Qualifying Real Estate;

              (xi)    Qualifying Other Assets.

         The items described in (i) through (xi) above (the capitalized terms used therein are defined below) are referred to in the aggregate as the "Transferred Property."


II.  Definitions

         The following terms shall have the following meanings:

     2.1 "Agreement" shall mean this agreement, together with all Schedules and Exhibits attached hereto or delivered herewith, including any modifications, and amendments to or extensions of any of the foregoing.

     2.2  "Banking Business" shall have the meaning set forth in the recitals.

     2.3 "Banking Offices" shall mean the main banking office and the branch banking office of Seller as of the date hereof, whether owned or leased by the Seller, which are more specifically listed on Schedule 2.3 annexed hereto.

     2.4 "Book Value" shall mean, in respect of any Transferred Property, the dollar amount thereof stated on the books of Seller as of the Effective Time in accordance with generally accepted accounting principles, consistently applied, after adjustment for suspense items, unposted debits and credits and other similar adjustments and corrections.

     2.5 "Business Day" shall mean a day other than a Saturday, Sunday or other day on which the Purchaser is closed.

     2.6 "Cash on Hand" shall mean the amount of all actual coinage or currency on hand at the Banking Offices of Seller or at any off-premises vault or other cash storage facility of Seller and pertaining to the Banking Offices, all as of the Effective Time.

     2.7 "Closing" shall have the meaning assigned to such term in Section 4.1 hereof.

     2.8  "Compensation Amount" shall have the meaning assigned thereto in
Section 3.1(C)(i) hereof.

     2.9 "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any contract, permit, law, regulation or order.

     2.10 "Day of Closing" shall mean the Business Day immediately following the day on which the Effective Time occurs.

     2.11 "Due From" shall mean (i) all accounts of Seller consisting of amounts due from banks and thrifts, (ii) all cash items of Seller in process, and (iii) all accounts of Seller consisting of amounts due from the Federal Reserve System, in each case, as such accounts and items exist as of the Effective Time.

     2.12 "Effective Time" shall mean as of 2:00 p.m. Eastern time, on the next to last Friday of the calendar month (provided that if any such day is not a Business Day, then in place thereof, the immediately preceding Business Day), or any other date mutually agreeable to Seller and Purchaser, that first occurs following receipt of the last required Consent of any Regulatory Authority or party to any contract to be assigned to Purchaser hereunder, the expiration of all waiting and notice periods under applicable law or any directive of any Regulatory Authority, satisfaction or waiver of the conditions set forth in Articles X, XI, and XII hereof. However, the Effective Time shall not occur later than the date set forth in Section 14.1(B) hereof.

     2.13 "Employee Benefit Plan" shall mean any "employee benefit plan," as defined in Section 3(3) of ERISA, that provides benefits for a Transferring Employee.

     2.14 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     2.15 "Final Closing Statement" shall have the meaning assigned such term in Section 3.1(D)(i).

     2.16 "Fixed Assets" shall mean collectively (i) all terminals used in the operations of the Banking Business (ii) all machinery, materials, trade fixtures, furniture and all other tangible personal property owned or (to the extent of the lessee's interest) leased, by Seller and which are located at any of the Banking Offices, and (iii) the Leasehold Improvements, in all cases as such items exist at the Effective Time.

     2.17 "Gross Qualifying Liability Amount" shall mean the sum of (i) all Qualifying Deposit Liabilities, plus all safe deposit box rentals and any other fees and charges that have been pre-paid to the same extent as set forth in clause (iii) of Section I hereof, (ii) all repurchase obligations under any repurchase agreement related to Investment Securities, (iii) all liabilities related to the purchase of federal funds, and (iv) the liabilities related to the Qualifying Assumed Liabilities listed on Schedule 2.31 annexed hereto.

     2.18 "Interim Closing Statement" shall have the meaning assigned to such term in Section 3.1(D)(iii).

     2.19 "Investment Securities" shall mean all United States treasury securities, all state and municipal securities, and all stocks, bonds, debentures and other securities owned by Seller as of the Effective Time.

     2.20 "Knowledge of Seller" or "Seller's Knowledge" shall mean matters that are actually known by any current Director, the President, the Chief Financial Officer, or any other current Officer of Seller or Suburban or, after the exercise of reasonable diligence or assuming the exercise of safe and sound and reasonable banking practices, should have been known by any Director, President, Chief Financial Officer, or other officer of Seller or Suburban who served in any such capacity at any time after March 23, 1993 through the closing.

     2.21 "Leasehold Improvements" shall mean all buildings, structures, structural modifications, roofs, ceilings, walls, flooring, drive-up banking facilities, vaults and other improvements and fixtures which were constructed or installed by or for the benefit of Seller or at Seller's expense and are situated on, incorporated into, or affixed to the Banking Offices of Seller as of the Effective Time so as to be a part of the Real Estate of Seller, including all of the foregoing associated with the Leases but not any Fixed Assets.

     2.22 "Leases" shall mean all the lease agreements of Seller relating to the Fixed Assets and the personal property of Seller.

     2.23 "Loans" shall mean all obligations owing to Seller as of the Effective Time (but only if carried or reflected on the books of Seller as of the Effective Time), arising from or in connection with any grant of credit by, on account or behalf of, or any purchase of a loan participation by, or any extension or grant of any letter of credit by, Seller, or any written commitment of Seller relating to any of the foregoing, including, without limitation, the following (determined in each case, as of the Effective Time):

              (i) all right, title and interest of Seller in and to the collateral held as security for the Loans, and all right, title and interest of Seller in and to any promissory note or other obligation to repay such Loans, all conditional and installment sales contracts, all notes and other instruments or chattel paper arising out of such Loans, all proceeds therefrom and all rights to receive payment thereon, loan agreements, participation agreements, participation certificates, mortgages or deeds of trust, certificates of title, liens, pledges, pledged certificates of deposit, guarantees, endorsements, merchant agreements, security agreements, financing statements and other such security and security documentation securing or relating to any of the Loans, together with any and all right, title and interest of Seller in and to any title insurance policy, title opinions, property, casualty or fire insurance policy, and the proceeds thereof, and all other like and similar items relating to such Loans;

              (ii) all right, title and interest of Seller in and to any and all cash, deposits, security deposits, trust fund deposits, prepaid escrow amounts and similar items relating to the Loans, any and all fees and commissions associated with the Loans, any and all accrued late charges applicable to the Loans, and any and all accrued credit life, credit accident, health, property, casualty and fire insurance premiums applicable to the Loans, all right, title and interest of Seller in credit life, credit accident, personal mortgage, health, property, casualty and fire insurance premiums that may accrue on the Loans after the Effective Time, and any and all payments or other benefits due to be applied to the Loans or arising under the documentation associated therewith;

              (iii) all right, title and interest of Seller in and to the files, computer printouts, loan files, correspondence, Federal Consumer Credit Protection Act Disclosure Statements, payment histories, ledger cards (which include, without limitation, all data processing schedules), file jackets, folders, punch cards, computer tapes, closing or settlement sheets, appraisals, surveys, certificates of title, placement certificates, credit investigations, credit reports, and other writings contained in the files, and other data and documentation associated with or relating to a particular Loan or the assets related to it and referenced above; and

              (iv) all right, title and interest of the Seller in and to any and all claims, insurance claims, choses in action, causes of action and other items of intangible personal property associated with or relating to the Loans or the assets referenced above.

     2.24 "Material Adverse Effect" shall mean, as the context requires, any event, change or occurrence that has a material adverse impact on the value or use of the Transferred Property (or identified portion of Transferred Property), or the business, assets, operations, financial condition or results of operations of the relevant party, taken as a whole. Without limiting the foregoing in any manner, the following events shall be deemed to have a Material Adverse Effect on the Transferred Property:

         (i)  the creation of a specific reserve on any of the Qualifying Loans;

         (ii) the requirement to create a specific reserve on any of the Qualifying Loans; or

         (iii) if in the exercise of reasonable banking practices Tysons or the Purchaser believes that it is necessary to create a specific reserve on any of the Qualifying Loans.


     2.25 "Mediator" shall mean Stephen A. Wannall of the firm Brown, Dakes & Wannall, Suite 401, 3025 Hammaker Court, Fairfax, Virginia 22031, or if such person or firm shall decline to perform the functions of the Mediator specified in this Agreement, then such other firm of certified public accountants as shall be mutually agreeable to Purchaser and Seller.

     2.26 "Offset Amount" shall have the meaning assigned thereto in Section 3.1(C).

     2.27 "Other Agreements shall mean all agreements of Seller existing as of the Effective Time (other than Leases) made by or with respect to the operations of the Banking Offices of Seller in the normal course of its business, including, but not limited to, loan sales contracts, loan service contracts, computer software program licenses, safe deposit contracts, maintenance and janitorial agreements, vendor agreements of all types, such other agreements as are identified and described on Schedule 2.26 annexed hereto and all agreements relating to Qualifying Deposit Liabilities and to Qualifying Loans identified and described in Schedule 2.27 annexed hereto.

     2.28 "Permitted Encumbrances" shall mean (i) statutory liens securing payments not yet due, and (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected there by or otherwise materially impair business operations at such properties.

     2.29 "Preliminary Closing Statement" shall mean the statement referred to in Section 3.1(B).

     2.30  "Premium" shall mean $1,000,000.

     2.31 "Qualifying Assumed Liabilities" shall mean, as of the Effective Time (i) the Qualifying Deposit Liabilities, (ii) the liabilities and obligations of Seller pursuant to the Qualifying Leases, the Qualifying Other Agreements, and the Qualifying Loans (including commitments to fund future advances under any loan agreements or letters of credit), (iii) liabilities under any repurchase agreement related to the Qualifying Investment Securities,
(iv) liabilities for federal funds purchased by Seller in connection with the Banking Business; and (v) the liabilities of Seller (including those represented by general ledger accounts), but only to the extent they are listed and described in Schedule 2.31 annexed hereto.

     2.32 "Qualifying Deposit Liabilities" shall mean those accounts (and any customer agreements evidencing or relating thereto) that are defined as deposits pursuant to the Federal Deposit Insurance Act (12 U.S.C. Section
1813), which are maintained by Seller in connection with the Banking Business as of the Effective Time, including, in all cases, (i) principal and accrued interest thereon as of the Effective Time, and (ii) any collected or uncollected deposits associated therewith, but excluding certified and official checks, bank drafts, and similar instruments charged against depositors' accounts prior to the Effective Time and outstanding as of that time.

     2.33 "Qualifying Fixed Assets" shall mean all Fixed Assets other than (i) machinery and equipment that is customized for Seller and not compatible with the present business or equipment of the Purchaser; (ii) the Fixed Assets described in Schedule 2.33(a) annexed hereto; (iii) the Fixed Assets located or associated with the McLean, Virginia branch of Seller, (iv) any tangible personal property owned or leased by Seller and constituting part of Seller's data processing system and (v) any automatic teller machines used in the operation of the Banking Business; provided, however, that notwithstanding the foregoing, Qualifying Fixed Assets shall include the Fixed Assets described in Schedule 2.33(b).

     2.34 "Qualifying Leases" shall mean all Leases other than the Lease for the McLean, Virginia branch of Seller, but only to the extent that they are described in Schedule 2.34 hereto.

     2.35 "Qualifying Loans" shall mean all Loans listed on Schedule 2.35. Listed Loans must exclude all participations sold to Suburban by Tysons and all Loans that would cause Tysons to exceed lending limits.

     2.36 "Qualifying Investment Securities" shall mean all Investment Securities other than those described in Schedule 2.36 annexed hereto.

     2.37 "Qualifying Other Agreements" shall mean all Other Agreements listed on Schedule 2.37, but specifically excludes the agreements between Seller and Electronic Data Systems Corporation ("EDS") relating to Seller's data processing system.

     2.38 "Qualifying Other Assets" shall mean those assets (i) consisting of any trademark, tradename, service mark, copyright, trade secret or other intellectual property right associated with the Transferred Property and the goodwill associated therewith, or (ii) described in Schedule 2.38 annexed hereto (including those referred to by general ledger accounts); provided that Seller's rights in, to, and under (A) the name "Suburban" and any related trademarks, trade names, service marks, and associated goodwill, and any forms or signage including such name and marks, and (B) the net operating loss carry forward reflected on the Financial Statements of Suburban shall remain with Seller and not be sold or transferred hereunder.

     2.39 "Qualifying Real Estate" shall mean Seller's interest in the lease described in Schedule 2.39 annexed hereto for Seller's Reston, Virginia office.

     2.40 "Real Estate" shall mean all real property or interests therein (including leasehold tenancies, whether as lessee or lessor) owned by Seller as of the Effective Time (including real estate owned and in-substance foreclosure).

     2.41 "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Board of Governors of the Federal Reserve System (the "FRB"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC") and all state regulatory agencies having jurisdiction over the parties and their respective bank subsidiaries, the National Association of Securities Dealers, Inc., all national securities exchanges, and the Securities and Exchange Commission (the "SEC").

     2.42  "TIN" shall mean a Federal Tax Identification Number.

     2.43 "Transferred Property" shall have the meaning assigned to such term in the last sentence of Section 1 hereof.

     2.44 "Verified Compensation Amount" shall have the meaning assigned to such term in Section 3.1(D)(i) hereof.

     2.45 Other Definitions. The following terms are defined in the sections indicated:

     Term                                             Section in Which Defined
     ----                                             ------------------------
     "Acquisition Proposal"                                    7.5
     "Code"                                                    3.7(B)
     "Environmental Law"                                       5.16(G)
     "FDIA"                                                    5.24
     "Financial Statements of Seller"                          5.3(B)
     "Financial Statements of Suburban"                        5.3(A)
     "Financial Statements of Tysons"                          6.5
     "Hazardous Material"                                      5.16(G)
     "Indemnitee"                                              9.3
     "Indemnitor"                                              9.3
     "Interim Compensation Amount"                             3.1(D)(iii)
     "Loan Property"                                           5.16(G)
     "Participation Facility"                                  5.16(G)
     "PBGC"                                                    5.13(B)
     "Procedure Document"                                      4.1(B)
     "Repos"                                                   5.6
     "Seller Shares"                                           5.2(A)
     "Subsidiary"                                              5.1(D)
     "WARN"                                                    7.14


III. Transfer of Property and Assumption of Qualifying Assumed Liabilities

     3.1 Transfer of Property and Assumption of Qualifying Assumed Liabilities

         (A) On the Day of Closing and as of the Effective Time, subject to the terms and conditions set forth in this Agreement, (i) Seller shall sell, transfer and assign to Purchaser free and clear of all liens, claims, encumbrances or charges, except Permitted Encumbrances, all of Seller's right, title and interest in and to (A) the Qualifying Fixed Assets, (B) the Qualifying Loans, (C) the Cash on Hand and Due From, (D) the Qualifying Investment Securities, (E) the Qualifying Other Assets, (F) the Qualifying Other Agreements, (G) the Qualifying Leases, (H) the Qualifying Real Estate,
(I) subject to Section 3.2 hereof, all documents, books and records relating to the Qualifying Deposit Liabilities and the business of the Banking Offices (but not to the business of Seller as a whole, except to the extent otherwise specified in Schedule 3.1(A) annexed hereto), and (J) the Transferred
Property not otherwise mentioned herein; and (ii) Purchaser shall assume all of the Qualifying Assumed Liabilities.

         Without limiting any express covenant, agreement and obligation of Purchaser under this Agreement and except for Purchaser's assumption of the Qualifying Assumed Liabilities, Purchaser shall not assume, nor shall it be deemed to have assumed, any other liability, duty or obligation of Seller, whether express, contingent or otherwise.

         (B) Five days prior to the Day of Closing, Seller shall deliver a Preliminary Closing Statement setting forth any items described in paragraph
(c)(i) below and, after taking into account all adjustments indicated by this Agreement, setting forth the computation of the estimated Compensation Amount.

         (C)  (i)     The "Compensation Amount" shall be determined by
subtracting from the Gross Qualifying Liability Amount the sum of the following items (referred to collectively as the "Offset Amount"):

                      (a)  the Book Value of the Cash on Hand;

                      (b)  the Book Value of the Due From;

                      (c)  the Book Value of the Qualifying Fixed Assets;

                      (d) the unaccrued portion, as of the Effective Time, of interest prepaid by Seller on Qualifying Deposit Liabilities, if any;

                      (e) the Book Value of the aggregate principal balance and accrued but unpaid interest and unearned income on the Qualifying Loans as of the Effective Time (not decreased by the amount of any general loan loss reserves, but decreased, however, by the amount, if any, of prepaid interest paid to or received by Seller in respect of such Loans allocable to any period beginning on or after the Effective Time (Seller hereby represents that it has no specific reserves with respect to any of its assets));

                      (f)  the Book Value of the Qualifying Investment
                           Securities;

                      (g)  the Book Value of the Qualifying Real Estate;

                      (h)  the Book Value of the Qualifying Other Assets;

                      (i) any amounts that shall have been prepaid by Seller under the Qualifying Other Agreements;

                      (j)  the Premium;

                      (k) the net of all amounts, if any, to be payable by Purchaser to Seller pursuant to the apportionment and proration provisions of this Agreement, including such amounts as are payable with respect to the Qualifying Real Estate and under the Qualifying Leases; and

                      (l) all other amounts payable by Purchaser on the Day of Closing under this Agreement;

provided that particular assets or liabilities which may be includable in more than one category herein shall only be counted once.


              (ii) The Compensation Amount shall be paid on the Effective Time, as provided in this subparagraph (ii), in cash or immediately available funds. Not later than 10:00 a.m. on the Day of Closing, representatives of Seller and Purchaser shall confer in person or by telephone to agree upon the Compensation Amount and shall execute a writing to confirm such agreement. If such Compensation Amount is greater than zero on the Day of Closing, Seller shall pay the Compensation Amount to Purchaser in cash or immediately available funds, and Purchaser shall retain all of such funds, together with the funds theretofore remitted to it, as its property. If the Compensation Amount results in a negative amount, Purchaser shall pay to Seller an amount in cash or immediately available funds equal to the number reflected by such negative amount. The party receiving payment shall promptly issue and deliver to the other a receipt for the Compensation Amount.

         (D) (i) Not later than ninety days subsequent to the Day of Closing, Seller and Purchaser shall agree upon a Final Closing Statement, updating as of the Effective Time all information set forth on the Preliminary Closing Statement and making (subject to subparagraph (ii) below) a final determination of the Compensation Amount (as so recalculated, the "Verified Compensation Amount"), using the same method described in Section 3.1(C)(i) above, but using for the items set forth in Section 3.1(C)(i)(a) through 3.1(C)(j) above, the amount of such items as given on the Final Closing Statement. If Seller and Purchaser are unable to agree on the Verified Compensation Amount in such ninety day period, either party may, within ninety-five days after the Effective Time, refer any disputes regarding the preparation of the Final Closing Statement and/or the calculation of the Verified Compensation Amount to the Mediator, whose determination on such matter (which shall be rendered within forty-five days following such submission) shall be final and binding upon Seller and Purchaser. The costs and expenses of such submission shall be apportioned in accordance with paragraph (F) of this section.

              (ii) Anything in the foregoing subparagraph (D)(i) to the contrary notwithstanding, if the ninety day period specified therein for determination of the Verified Compensation Amount is determined by mutual agreement of the parties or by the Mediator to be inadequate to take into account any final adjustments that may be required to be made pursuant to this Agreement (such as but not limited to any adjustment in respect of the Qualifying Real Estate and the Qualifying Leases), the period for calculation of the Verified Compensation Amount shall be appropriately extended.

              (iii)   Notwithstanding paragraphs (i) and (ii) of Section
3.1(D) above, Purchaser and Seller agree that, at any time that the Compensation Amount owed the other is greater than $100,000, Purchaser and Seller shall, following the procedures set forth in paragraphs (i) and (ii) of Section 3.1(D) hereof, agree upon an Interim
Closing Statement, updating as of the Effective Time all information set forth on the Preliminary Closing Statement and making a determination as of such date of the Compensation Amount (the "Interim Compensation Amount"). If Purchaser and Seller are unable to agree on the Interim Compensation Amount within ten days after the amount owed one party hereunder exceeds $100,000, either party may refer such dispute to the Mediator, whose decision, which shall be rendered within ten days of such submission, shall be final and binding on the parties. The costs and expenses of such submission shall be apportioned in accordance with paragraph (F) of this section.

         (E) If the Interim Compensation Amount or the Verified Compensation Amount is less than the Compensation Amount, Purchaser shall, no later than ten days after Seller's and Purchaser's agreement on the Interim Compensation Amount or the Verified Compensation Amount or a decision on any dispute by the Mediator, as applicable, pay to Seller the amount of such difference, together with interest thereon for each day from the Effective Time to the date of payment at a rate per annum equal to 7% per annum. If the Interim
Compensation Amount or the Interim Verified Compensation Amount as so determined is greater than the Compensation Amount, Seller shall, within the time period described in the preceding sentence, pay Purchaser the amount of such excess, together with interest thereon for each day from Effective Time to the date of payment at a rate per annum equal to 7% per annum. All payments shall be made in cash or immediately available funds.

         (F) If Seller and Purchaser refer any disputes to the Mediator regarding the preparation of the Final Closing Statement and/or the Verified Compensation Amount and/or the Interim Closing Statement or Interim Compensation Amount as is provided above or the allocation of the purchase price as provided in Section 3.7, the Purchaser and Seller shall upon referring any such dispute to the Mediator also submit to the Mediator the dollar amount that each asserts is the proper Verified Compensation Amount or Interim Compensation Amount or the proper purchase price allocation, as the case may be. The costs and expenses of the Mediator shall be paid by the party whose submission is farther from the amount found by the Mediator to be the proper Verified or Interim Compensation Amount or purchase price allocation.

         (G) Nothing contained in this Section 3.1 shall be in limitation of the respective obligations of the parties, relating to payments and transfers of funds, pursuant to any other provision of this Agreement.

     3.2 Books and Records

         Purchaser shall receive possession of, and right, title and interest in and to, all books and records relating to the Transferred Property and the Qualifying Assumed Liabilities which Seller ordinarily maintains at the Banking Offices. Seller may retain possession of all other books and records relating to Seller or the Banking Offices. In each case the books and records directly relating to the Transferred Property, the Qualifying

Assumed Liabilities, or any other aspect of the condition or operations of any of the Banking Offices, which are retained by one party, shall be open for inspection by the other party and its authorized agents, representatives and regulators during regular business hours after the Effective Time, and the party with the right of inspection may, at its own expense, make copies of and excerpts from such books and records as it may deem desirable. All books and records described above shall be maintained for a period which is at least the period required by law or the normal retention period of the party holding the records, whichever is longer, unless the parties shall, applicable law permitting, agree upon a shorter period.

     3.3 Apportionment; Proration

         Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller shall operate for its own account the Banking Offices, the related business and the Transferred Property being transferred under this Agreement up to and as of the Effective Time and that Purchaser shall operate for its own account the Banking Offices, the related business and Transferred Property after the Effective Time. Thus, except as otherwise specifically provided in this Agreement, all items of income and expense, including ad valorem and other taxes, assessments, utility and water charges and insurance with respect to the Real Estate, premiums paid to the Bank Insurance Fund, any and all prepayments, and all payments under the Leases, shall be prorated as of the Effective Time, whether or not such adjustment would normally be made as of such time, and all such prorations shall be reflected in the Preliminary Closing Statement, any Interim Closing Statement, and the Final Closing Statement.

     3.4 Sales and Use Taxes

         Any sales and use taxes which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated by this Agreement shall be paid by Seller.

     3.5 Identification of Fixed Assets

         Seller has delivered to Purchaser, or provided Purchaser access to, Seller's books and records identifying all Fixed Assets (by item or by category as such records have been historically maintained by Seller) and setting forth Seller's Book Value thereof as of November 30, 1994, and the rate of amortization. A summary thereof is set forth on Schedule 3.5 annexed hereto.

     3.6 Possession and Risk of Loss

         From and after Effective Time, Purchaser shall be entitled to possession of the Transferred Property, and all risk of loss thereto shall pass to Purchaser as of Effective Time.

     3.7 Allocation of Purchase Price and Reporting

         (A) Purchaser and Seller acknowledge and agree that Schedule 3.7 annexed hereto constitutes a preliminary allocation of the total consideration that shall flow between the parties hereto in connection with the transfer of the Transferred Property and the assumption of the Qualifying Assumed Liabilities among the constituent items of such Transferred Property and other items set forth on Schedule 3.7, based upon the assumptions set forth in
Schedule 3.7 as to the estimated fair market value of all Transferred Property expected to be transferred. In connection with reaching agreement upon a Final Closing Statement pursuant to Section 3.1(D), Purchaser and Seller shall agree upon adjustments to Schedule 3.7 to reflect the actual items and amounts of Transferred Property as of the Effective Time, and any disputes regarding such adjustments shall be resolved by the Mediator in the same manner as provided in
Section 3.1(D).

         (B) In the preparation of all federal, state or local tax reports, returns and/or filings in respect of income or gains taxes that relate in whole or in part to the transactions contemplated hereby (including reporting pursuant to applicable requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), Purchaser and Seller shall account for such transactions in accordance with the allocation to be set forth in Schedule
3.7 annexed hereto, as finally adjusted.

         (C) If any federal, state or local tax return, report or filing by Purchaser or Seller relating to the transactions contemplated hereby is challenged by the taxing authority with which such return, report or filing was filed on the basis of the allocation set forth in Schedule 3.7 as finally adjusted, the filing party shall, during the audit thereof, assert and maintain in good faith the validity and correctness of such allocation; provided, however, that this obligation shall terminate upon the issuance by the taxing authority of a "30 Day Letter," or a determination of liability equivalent thereof, to such party, whereupon such party shall, in its sole discretion, have the right to pay, compromise, settle, dispute or otherwise deal with its alleged tax liability. If a tax return, report or filing is challenged as herein described, the party filing such return, report or filing shall keep the other party apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of such party.

         (D)  If either party to this Agreement violates the provisions of this
Section 3.7, it shall pay as damages to the other party, if such other party has not violated such provisions, an amount which, after reduction for all taxes which would be incurred (calculated at the highest marginal rate applicable in the relevant jurisdictions) as a result of receiving such amount, is equal to the result (but not less than zero) of subtracting the amount as described in clause (ii) below from the amount determined as described in clause (i) below:

              (i) The total amount of income or gains taxes (including interest and penalties and calculated at the highest marginal rate applicable in the relevant jurisdictions) to all jurisdictions imposing such taxes upon the non-violating party with respect to the transactions which are the subject of this Agreement; and

              (ii) The total amount of income or gains taxes which would have been incurred (calculated at the highest marginal rate applicable in the relevant jurisdictions) to all jurisdictions imposing such taxes upon the non-violating party with respect to the transactions which are the subject of this Agreement determined as if such taxing jurisdictions accepted the allocations specified in Schedule 3.7 annexed hereto.


IV.  Closing; Post-Closing Procedures and Settlements, and Related Items

     4.1 Closing

         The closing of the purchase and sale of the Transferred Property and assumption of the Qualifying Assumed Liabilities (the "Closing") described in this Agreement shall take place on the Day of Closing at McNamee, Hosea, Jernigan & Scott, P.A., Suite 200, 6411 Ivey Lane, Greenbelt, Maryland 20770, at such time as Seller and Purchaser shall agree.

     4.2 Post-Closing Procedures and Settlements

         (A) Neither Seller nor Purchaser shall obtain the benefit of or bear the risk of any items which are in transit as of the Effective Time and that relate to any Qualifying Deposit Liabilities or Qualifying Loans. Adjustments shall be made between the parties in respect of such items in the same manner as if taken into account for determination of the Verified Compensation Amount.

         (B) Annexed hereto as Schedule 4.2 is a non-exclusive list of activities that will require the participation of Seller and Purchaser after the Effective Time in respect of the Qualifying Deposit Liabilities. Within ten days of the date hereof, each of Seller and Purchaser shall designate a representative, and such persons shall, if they so choose, prepare and execute a mutually agreeable written document (the "Procedure Document") describing the procedures to be employed and the respective responsibilities of Purchaser and Seller with respect to matters described on Schedule 4.2. If the Procedure Document is prepared and executed, the provisions of this Agreement shall control in the event of any conflict between the Procedure Document and this Agreement.

         (C) Items relating to Qualifying Deposit Liabilities presented or returned unpaid to Seller after Effective Time shall be handled and settled in the manner set out in Schedule 4.2 or the Procedure Document.

         (D) (i) For four months after the Effective Time, or a shorter period of time if Purchaser shall so instruct (but for six months with respect to Federal Recurring Direct Deposits), Seller shall deliver to Purchaser each Business Day, either via physical tape delivery or computer-to-computer transmission, in a manner agreed to by Seller and Purchaser and, if by physical delivery, to be picked up by the Purchaser at a location of Seller as mutually agreed, the information received by Seller with respect to Automated

Clearing House ("ACH") debit and credit entries (including adjustment thereto) to any account that constituted a Qualifying Deposit Liability. Each day's delivery or transmission:

                      (a) shall be transmitted or available for pickup, as the case may be, by 2:00 p.m. of the Business Day such information is received by Seller;

                      (b)  shall be in approved format;

                      (c) shall contain all NACHA-prescribed information received by Seller, except for such changes as are mutually agreed; and

                      (d) shall not contain information concerning accounts which do not constitute Qualifying Deposit Liabilities. Seller shall promptly notify Purchaser of any claims or returns communicated to Seller in respect of such entries.

              (ii) Purchaser and Seller shall settle all claims, returns, error and adjustments thereto.

              (iii) Seller shall include in the listing described in Paragraphs (D)(i)(a)-(d) above all outstanding stop payment orders respecting ACH debits.

              (iv) Purchaser shall, within forty-five days after the Effective Time:

                      (a) notify all Federal government agencies which are originators of Federal Recurring Direct Deposits and which accept such notifications of each applicable new account number and routing number; and

                      (b) inform other customers that they should promptly notify companies which originate ACH entries to their accounts of the relevant account changes.

              (v) Each party shall defend, indemnify and hold harmless the other party from and against any and all claims, losses, damages, judgments, costs and expenses (including attorneys' fees) which the indemnified party may suffer or be compelled to pay as a result of the negligence or failure to adhere to the terms of this Section 4.2(D) on the part of the indemnifying party. This Section 4.2(D)(v) shall survive the termination of this Agreement.

              (vi) Each party shall be responsible for its own costs and expenses in connection with its performance of its responsibilities under this
Section 4.2(D).

         (E) Any written instructions or other mail received by Seller relating to the Qualifying Deposit Liabilities after the Effective Time will be made available to Purchaser no later than the Business Day after such mail arrives at Seller's central processing area and in accordance with such procedures as Seller and Purchaser may mutually establish.


V.   Representations and Warranties of Suburban and Seller

         Each of Seller and Suburban hereby jointly and severally represents and warrants to, and covenants with, Purchaser and Tysons as follows as of the date hereof and as of all times up to and including the Effective Time (except as otherwise provided):

     5.1 Corporate Organization. (A) Suburban is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Suburban has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and Suburban is duly licensed or qualified to do business in Virginia and elsewhere where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have a Material Adverse Effect on Suburban. Suburban is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Certificate of Incorporation and the Bylaws of Suburban, each as amended to the date hereof, are attached hereto as Schedule 5.1(A).

         (B) Seller is a national banking association organized, validly existing and in good standing under the laws of the United States of America. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have a Material Adverse Effect on Seller. True and correct copies of the Charter and Bylaws of Seller, as amended to the date hereof, are attached hereto as Schedule 5.1(B).

         (C) Each of Suburban and Seller has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for each of them to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Suburban on a consolidated basis or on Seller.

         (D) Except for Seller, Suburban does not own any capital stock of any subsidiary, and Seller does not own any capital stock of any subsidiary, except as listed on Schedule 5.1(D) attached hereto. Suburban and Seller do not have any interest in any partnership or joint venture. For purposes of this Agreement, a "subsidiary" means any corporation or other entity of which the party referred to beneficially owns, controls, or has the power to vote, directly or indirectly, more than 5% of the outstanding equity securities.

         (E) The minute books of Suburban and Seller contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

     5.2 Capitalization.

         (A) The authorized capital stock of Seller consists of 1,055,000 shares of common stock, par value $5.00 per share, 1,055,000 shares of which as of the date hereof are issued and outstanding (none of which are held in the treasury of Seller) (the "Seller Shares"). All of the issued and outstanding Seller Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of Seller, or any securities or rights convertible into or exchangeable for shares of capital stock of Seller.

         (B) Except as may be limited or required by applicable laws relating to national banks, all of the issued and outstanding shares of capital stock of Seller (i) are owned by Suburban; and (ii) are so owned free and clear of all liens and encumbrances and adverse claims thereto.

     5.3 Financial Statements; Filings.

         (A) Suburban has previously delivered to Tysons copies of the financial statements of Suburban as of and for the years ended December 31, 1991, 1992 and 1993, and the financial statements of Suburban as of and for the periods ended March 31, 1994, June 30, 1994, and September 30, 1994, and Suburban shall deliver to Tysons, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of Suburban, the financial statements of Suburban as of and for such subsequent calendar quarter (or other reporting period) or year through and including the Day of Closing (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Suburban").

         (B) Seller has previously delivered to Tysons copies of the financial statements of Seller as of and for the years ended December 31, 1991, 1992 and 1993, and the financial statements of Seller as of and for the periods ended March 31, 1994, June 30, 1994, and September 30, 1994, and Seller shall deliver to Tysons, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of Seller, the financial statements of Seller as of and for such subsequent calendar quarter (or other reporting period) or year through and including the Day of Closing (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Seller").

         (C) Each of the Financial Statements of Suburban and each of the Financial Statements of Seller (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Suburban and Seller have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of Suburban and each of the Financial Statements of Seller (including the related notes, where applicable) fairly present or will fairly present the financial position of Suburban and Seller (as the case may be) as of the respective dates thereof in all material respects and fairly present or will fairly present the results of operations of Suburban and Seller (as the case may be) for the respective periods therein set forth in all material respects.

         (D) To the extent not prohibited by law, Seller has heretofore delivered or made available, or caused to be delivered or made available, to Tysons all reports and filings made or required to be made by Seller with the Regulatory Authorities, and will from time to time hereafter furnish to Tysons, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings pertaining to, in connection with, or otherwise affecting any of the Transferred Property made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

         (E) Since December 31, 1993, neither Suburban nor Seller has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Suburban on a consolidated basis or on Seller, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Suburban or the Financial Statements of Seller, or reflected in the notes thereto, or (ii) which were incurred after December 31, 1993, in the ordinary course of business consistent with past practices. Since December 31, 1993, neither Suburban nor Seller have incurred or paid any obligation or liability which could have a Material Adverse Effect on Suburban on a consolidated basis or on Seller, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

     5.4 Loan Portfolio. Except as set forth in Schedule 5.4, (i) to the Knowledge of Seller, all evidences of indebtedness in original principal amount in excess of $5,000 reflected as assets in the Financial Statements of Suburban and the Financial Statements of Seller as of and for the year ended December
31, 1993, and the period ended September 30, 1994, were as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowances for possible loan losses shown on the Financial Statements of Seller as of and for the year ended December 31, 1993, and the period ended September 30, 1994, were, and the allowance for possible loan losses to be shown on the Financial Statements of Seller as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Seller and other extensions of credit (including letters of credit or commitments to make loans or extend credit), (iii) each such allowance described in (ii) above has been established in accordance with the accounting principles described in Section 5.3(C), and (iv) the Seller has not allocated any portion of any such allowance described in (ii) to any specific Loans.

     5.5 Certain Loans and Related Matters.

         (A) Except as set forth in Schedule 5.5(A), Seller is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement (other than credit card loans and other loans the unpaid balance of which does not exceed $5,000 per loan) under the terms of which the obligor is sixty days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Seller or any Regulatory Authority, should have been classified as "substandard," "doubtful," "loss," "other loans especially mentioned", "other assets especially mentioned' or any comparable classifications by such persons;
(iii) loan agreement, note or borrowing arrangement (including any loan guaranty) with any director or executive officer of Suburban or Seller or any 1O% shareholder of Suburban, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Seller, including, but not limited to, those promulgated, interpreted or enforced by any of the Regulatory Authorities and which violation could have a Material Adverse Effect on Seller. As of the date of any Financial Statement of Seller and any Call Report of Seller subsequent to the execution of this Agreement, including the date of the Financial Statements of Seller that immediately precede the Effective Time, there shall not have been any material increase in the loan agreements, notes or borrowing arrangements described in (i) through (iv) above and Schedule 5.5(A).

         (B) Except as set forth on Schedule 5.5(B), with respect to each of the Qualifying Loans: (i) all principal balances, accrued loan interest, outstanding balances, accrued fee or commission income, security deposits, escrow accounts and similar items, accrued late charges and accrued credit life, personal mortgage, credit accident, health, property, casualty and fire insurance premiums, as reflected in the books and records of Seller are true, correct and complete, except for discrepancies that are not reasonably likely to have a Material Adverse Effect on Seller or the Qualifying Loans as a whole;
(ii) to the Seller's Knowledge, all such Qualifying Loans and all related documentation, including, but not limited to, promissory notes, loan agreements, deeds of trust, certificates of title, mortgages, liens, pledges, pledges of certificates of deposit, guarantees, endorsements, security agreements, financing statements and security interests, have been made and executed in the course of business, are in full force and effect, and constitute binding obligations of the named parties therein, as the case may be, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws and principles of equity; (iii) all payments of principal and interest on the Qualifying Loans are current (not more than thirty days past due as to principal or interest); (iv) none of the obligors, including borrowers or guarantors, on any Qualifying Loan is involved (as a debtor), to the Seller's Knowledge, in any pending case or proceeding under any provision of the United States Bankruptcy Code, or is indebted to Seller on any other Loan at the Closing which would not be in conformity with Seller's representations contained in (ii), (iii) and (v) of this Section 5.5; (v) to the Seller's Knowledge, no disputes, defenses, offsets, counterclaims or other discrepancies exist, are pending, have been threatened in writing, apply to or are assertable with respect to any of the Qualifying Loans, and none of the Qualifying Loans is the subject of any pending or written threats of litigation or have been placed on nonaccrual by Seller on its books, except for disputes and discrepancies which are not reasonably likely to have a Material Adverse
Effect on Seller or the Qualifying Loans as a whole; (vi) the rate of interest and all other fees, commissions, and charges imposed on each Qualifying Loan are duly authorized by law and are not in excess of any maximum allowed by applicable law, except for discrepancies which are not reasonably likely to have a Material Adverse Effect on Seller or the Qualifying Loans as a whole;
(vii) to the Seller's Knowledge, all requirements of applicable state, federal and local laws and regulations have been properly and timely complied with in connection with each such Qualifying Loan, except for noncompliances which are not reasonably likely to have a Material Adverse Effect on Seller or the Qualifying Loans as a whole; and (viii) to the Seller's Knowledge, each security instrument (including, without limitation, each deed of trust, mortgage, assignment, pledge and security agreement) taken or granted in connection with any such Qualifying Loan creates a valid and enforceable security interest in the property described therein which has been duly perfected and constitutes a valid first lien, as reflected in the loan file relating to such Qualifying Loan, subject as to enforceability to the subsequent application of bankruptcy or similar laws and principles of equity, except for discrepancies which are reasonably likely to have a Material Adverse Effect on Seller or the Qualifying Loans as a whole.

         (C) Except as set forth on Schedule 5.5(C) hereto, to the Seller's Knowledge, the collateral securing each of the Qualifying Loans is insured against property, casualty and fire, loss in an amount at least equal to the principal balance outstanding under each Qualifying Loan under policies of insurance that are in full force and effect and on which the premiums have been paid up through and including the date hereof.

         (D) No collateral which secures any of the Qualifying Loans is collateral for any other Loan or is subject to any cross collaterization agreement. Seller and Suburban hereby waive any right either of them may have under any dragnet provision in security documents which relates to any loan retained by Seller or Suburban and such dragnet provisions shall not reach collateral which is specifically described as collateral for or transferred with any Loan purchased by Purchaser.

     5.6  Qualifying Other Agreements.  All of the Other Agreements are
described on Schedule 5.6 annexed hereto.   All  Qualifying Other Agreements
and all repurchase agreements relating to Investment Securities ("Repos") are valid and binding in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws and principles of equity, and as of the Effective Time, there shall not exist, to Seller's knowledge, any material default (or condition or event with which notice, lapse of time or both would constitute a material default) with respect to any such agreements, and the Seller, as of the Effective Time, shall have the right, power and authority to assign the Qualifying Other Agreements and Repos to Purchaser and such assignment shall not constitute, whether with the passage of time or otherwise, a material breach, default or event of default under the Qualifying Other Agreements or Repos, as the case may be.

     5.7 Authority; No Violation.

         (A) Seller has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholder of Seller and to the receipt of the required Consents of the Regulatory Authorities and other parties, to consummate the transactions contemplated hereby. The Board of Directors of Seller has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to Seller's shareholder for approval at a meeting of such shareholder or by written consent in lieu thereof and, except for the adoption of such Agreement by its shareholder, no other corporate proceedings on the part of Seller are necessary to consummate the transactions so contemplated. This Agreement constitutes a valid and binding obligation of Seller, and is enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

         (B) Suburban has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Board of Directors of Suburban has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has approved this Agreement as sole shareholder of Seller, has directed that this Agreement and the transactions contemplated hereby be voted in favor of and approved by a duly authorized officer of Suburban as a proxy on behalf of Suburban, and no other corporate proceedings on the part of Suburban are necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by Suburban and delivered by Suburban, will constitute a valid and binding obligation of Suburban and will be enforceable against Suburban in accordance with its terms.

         (C) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with any of the terms or provisions hereof, will (i) violate any provision of the Charter or Bylaws of Seller or the Certificate of Incorporation or Bylaws of Suburban or Seller, (ii) assuming that the Consents of the Regulatory Authorities and other parties referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Suburban or Seller or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Suburban or Seller under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Suburban or Seller is a party, or by which any of them or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches, defaults or other actions which are not reasonably likely to have a Material Adverse Effect on Seller or consummation of the transactions contemplated hereby.

     5.8 Consents and Approvals. Except for (i) the Consent of the OCC; (ii) approval of this Agreement by the shareholder of Seller; and (iii) as set forth in Schedule 5.8, no Consents of any person are necessary in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby.

     5.9 Broker's Fees. Except for the retention of Baxter Fentriss and Company by Suburban, which shall bear the fees and expenses thereof, neither Suburban nor Seller, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

     5.10 Absence of Certain Changes or Events. Since December 31, 1993, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of the Seller Shares or (ii) any change or any event involving a prospective change in the condition of Seller which has had, or is reasonably likely to have, a Material Adverse Effect on Seller, including, without limitation any change in the administration or supervisory standing or rating of Seller with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

     5.11 Legal Proceedings; etc. (i) Neither Suburban nor Seller is a party to any, and there are no pending or, to the Knowledge of Seller, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Suburban or Seller challenging the validity of the transactions contemplated by this Agreement or which are reasonably likely to have a Material Adverse Effect on Seller, (ii) there is no material proceeding, claim, action or governmental investigation against Suburban or Seller; (iii) no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Suburban or Seller which has a Material Adverse Effect on Suburban on a consolidated basis or on Seller or on the Transferred Property; (iv) there is no default by Seller under any material contract or agreement to which Suburban or Seller is a party which is reasonably likely to prevent the consummation of the transactions contemplated by this Agreement or have a Material Adverse Effect on the Transferred Property; and (v) neither Suburban nor Seller is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Suburban or Seller and neither Suburban nor Seller has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future; provided that Purchaser and Tysons acknowledge that Seller has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist dated February 6, 1991, which has been accepted by the OCC and Suburban has executed a letter agreement dated February 6, 1991, with the Federal Reserve, each of which may be deemed to be an exception to the representations in clauses (iii) and (v) above.

     5.12  Taxes and Tax Returns.

         (A) Suburban has previously delivered or made available to Tysons copies of the consolidated federal income tax returns of Suburban and, if consolidated returns do not exist for all periods, of Seller, for the years 1991, 1992 and 1993, and all schedules and exhibits thereto, and will provide Tysons with a copy of its federal income tax return for the year 1994 with all schedules and exhibits thereto, when such return is filed. To the Knowledge of Seller, such returns have not been examined by the Internal Revenue Service. Except as reflected in Schedule 5.12(A), Seller has duly filed in materially correct form all federal, state and local information returns and tax returns required to be filed by it on or prior to the date hereof, and Seller has duly paid or made adequate provisions for the payment of all taxes and other governmental charges which have been incurred or are due or claimed to be due from it by any federal, state or local taxing authorities (including, without limitation, those due in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Suburban and Seller and any entity to which either of them is deemed to be a successor) other than taxes and other charges which (i) are not yet delinquent, (ii) are being contested in good faith, or (iii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of Seller are sufficient, to the Knowledge of the Seller, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Neither Suburban nor Seller is responsible for the taxes of any other person other than Suburban and Seller under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

         (B) (i) Proper and accurate amounts have been withheld by Seller from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by Seller for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Seller in the Financial Statements of Seller, except in each case for any such failure which is not reasonably likely to have a Material Adverse Effect on Seller or any of the Transferred Property.

     5.13  Employee Benefit Plans.

         (A) Seller does not have or maintain any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in Schedule 5.13.

         (B) Neither Seller nor any pension plan maintained by Seller has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service with respect to any pension plan qualified under
Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under
Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

         (C) Seller has not incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

         (D) All "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by Seller comply in all material respects with ERISA. Seller does not have any material liability under any such plan that is not reflected in the Financial Statements of Seller or that is reasonably likely to have a Material Adverse Effect on Seller or any of the Transferred Property.

         (E) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by Seller (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under
Section 502(i) of ERISA or which is reasonably likely to have a Material Adverse Effect on Seller or any of the Transferred Property, or (ii) the correction of which would have a Material Adverse Effect on Seller; and, to the best Knowledge of Seller, no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA which is reasonably likely to have a Material Adverse Effect on Seller or any of the Transferred Property.

         (F) No employee benefit plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

         (G) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Seller under any benefit plan or otherwise, (ii) materially increase any benefits otherwise payable under any benefit plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent, in each case if such event could have any effect on Tysons, Purchaser, any of the Transferred Property, or consummation of the transactions contemplated hereby.

     5.14  Title and Related Matters.

         (A) Except as set forth in Schedule 5.14(A), Seller has good title to all of the Transferred Property, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under its name on the Financial Statements of Seller or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1993), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Seller or incurred in the ordinary course of business after December 31, 1993, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not likely to have in the aggregate a Material Adverse Effect on Seller.

         (B) All the Leases are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such Qualifying Leases, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on Seller.

         (C) To Seller's Knowledge, all of the material personal properties owned, leased or subleased by Seller and included in the Transferred Property are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations. The Seller as of the Effective Time shall have the right, power and authority to assign each Qualifying Lease which constitutes a part of the Transferred Property and such assignment shall not constitute, with notice, with the passage of time or otherwise, a breach, default or event of default under such Qualifying Lease or any other agreement by which the Seller or any of its properties are bound.

     5.15  Real Estate.

         (A) Other than the lease described in Schedule 2.39 attached hereto, neither Suburban nor Seller has any ownership or leasehold interest (other than in any Real Estate or interest in Real Estate held as collateral for any
Loan) in any Qualifying Real Estate.

         (B) Schedule 2.39 lists or otherwise describes the only written or oral Lease under which Seller is the lessee of any Qualifying Real Estate. All rentals due under such lease have been paid and there exists no material default under the terms of such lease and no event has occurred which, upon the passage of time or giving of notice, or both, would result in any event of default or prevent Seller from exercising and obtaining the benefits of any options or other rights contained therein. Seller has all right, title and interest as a lessee under the terms of each Qualifying Lease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), and each such lease is valid and in full force and effect. Seller has the right under such lease to occupy, use, possess, and control the property leased by Seller and, as of the Effective Time, shall have obtained the consent of the landlord and any other applicable person with respect to the transfer of each Qualifying Lease, including the lease for the (Qualifying Real Estate, and shall have the right to transfer each Qualifying Lease pursuant to this Agreement.

         (C) Seller has not violated, or is currently in violation of, any law, regulation or ordinance relating to the ownership or use of the Qualifying Real Estate, including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on Seller.

         (D) As to each parcel of Qualifying Real Estate owned or used by Seller, Seller has not received notice of any pending or, to the Knowledge of Seller, threatened condemnation proceedings, litigation proceedings or mechanics or materialmen's liens.

     5.16  Environmental Matters.

         (A) Each of Seller, the Participation Facilities (as defined below), and, to the Seller's Knowledge, the Loan Properties (as defined below) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and all state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, will not have a Material Adverse Effect on Seller or the Transferred Property.

         (B) There is no litigation pending or, to the Knowledge of Seller, threatened before any court, governmental agency or board or other forum in which Seller or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring or on a site owned, leased or operated by Suburban or Seller or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a Material Adverse Effect on Seller or the Transferred Property.

         (C) There is no litigation pending or, to the Knowledge of Seller, threatened before any court, governmental agency or board or other forum in which any Loan Property (or Seller in respect of such Loan Property) has been or, with respect to threatened litigation, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on or involving a Loan Property, except for such litigation pending or threatened that will not individually or in the aggregate, have a Material Adverse Effect on Seller or the Transferred Property.

         (D) To the Knowledge of Seller, there is no reasonable basis for any litigation of a type described in Sections 5.16(B) or 5.16(C) of this Agreement, except as will not have, individually or in the aggregate, a Material Adverse Effect on Seller or the Transferred Property.

         (E) During the period of (i) ownership or operation by Seller of any of its current properties, (ii) participation by Seller in the management of any Participation Facility, or (iii) holding by Seller of a security interest in any Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such current properties, any such Participation Facility, or, to the Seller's Knowledge, any such Loan Property, except where such releases have not and will not, individually or in the aggregate, have a Material Adverse Effect on Seller or the Transferred Property.

         (F) Prior to the period of (i) ownership or operation by Seller of any of their respective current properties, (ii) participation by Seller in the management of any Participation Facility, or (iii) holding by Seller of a security interest in any Loan Property, to the Knowledge of Seller, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such releases have not and will not, individually or in the aggregate, have a Material Adverse Effect on Seller or the Transferred Property.

         (G) "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, role, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory agency relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component. "Loan Property" means any property owned by Seller or in which Seller holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.
Section 9601 et seq., or any similar federal, state or local law. "Participation Facility" means any facility in which Seller participates in the management and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

     5.17 Commitments and Contracts. Except as set forth in Schedule 5.17, Seller is not a party or subject to any of the following (whether written or oral, express or implied) that will or may, upon consummation of this Agreement, bind or otherwise apply to or affect Tysons or Purchaser in any manner:

         (A) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further mount being a payable thereunder or as a result of such termination by Seller);

         (B)   Any labor contract or agreement with any labor union;

         (C) Any contract covenants which limit the ability of Seller to compete in any line of business or which involve any restriction of the geographical area in which Seller may carry on its business (other than as may be required by law or applicable regulatory authorities);

         (D) Any Lease (other than the Lease described on Schedule 2.39) or other agreements or contracts with annual payments aggregating $5,000 or more; or

         (E) Any other contract or agreement which would be required to be disclosed in reports filed by Seller with the FDIC and which has not been so disclosed.

     5.18 Regulatory Matters. Neither Suburban nor Seller has agreed to take any action or has any knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder and the Home Mortgage Disclosure Act; provided that Purchaser and Tysons acknowledge that Seller has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist dated February 6, 1991, which has been accepted by the OCC and Suburban has executed a letter agreement dated February 6, 1991, with the Federal Reserve.

     5.19 Takeover Laws. This Agreement and the transactions contemplated hereby are not subject to or restricted by any applicable bank regulatory change of control regulation or state antitakeover statute or any similar provision contained in or permitted by Seller's or Suburban's charter or bylaws.

     5.20 Insurance. Seller is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. To the Knowledge of Seller, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Seller provide adequate coverage against loss, and the fidelity bonds in effect as to which Seller is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Schedule 5.20.

     5.21 Labor. No work stoppage involving Seller is pending as of the date hereof or, to the Knowledge of Seller, threatened. Seller is not involved in, or, to the Knowledge of Seller, threatened with or affected by, any proceeding asserting that Seller has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect on Seller. No union represents or claims to represent any employees of Seller, and, to the Knowledge of Seller, no labor union is attempting to organize employees of Seller.

     5.22 Compliance with Laws. Seller has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a Material Adverse Effect on Seller or the Transferred Property. Except as disclosed in Schedule 5.22, Seller:

         (A) Is not in violation of any laws, regulations, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a Material Adverse Effect on Seller or the Transferred Property; and

         (B) Has not received a notification or communication from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof (i) asserting that Seller is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is not reasonably likely to have a Material Adverse Effect on Seller or the Transferred Property, (ii) threatening to revoke any permit, the revocation of which is not reasonably likely to have a Material Adverse Effect on Seller or the Transferred Property, (iii) requiring Seller to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of Seller, including, without limitation, any restrictions on the payment of dividends; provided that Purchaser and Tysons acknowledge that Seller has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist dated February 6, 1991, which has been accepted by the OCC and Suburban has executed a letter agreement dated February 6, 1991, with the Federal Reserve, each of which may be deemed to be an exception to the representations in clauses (i) and (iii) above.

     5.23 Transactions with Management. Except with respect to (A) deposits, all of which are on terms and conditions comparable to those made available to other customers of Seller at the time such deposits were entered into, (B) ordinary payments of salary and employment related benefits, consistent with past practice, (C) the agreements listed on Schedule 5.17, and (D) the items described on Schedule 5.23, there are no transactions between, contracts with or commitments to present or former stockholders, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

     5.24 Deposit Insurance. The deposit accounts of Seller are insured by the Bank Insurance Fund in accordance with the provisions of the Federal Deposit Insurance Act (the "FDIA"), and Seller has paid all regular premiums and special assessments and filed all reports required under the FDIA.

     5.25 Untrue Statements and Omissions. No representation or warranty contained in Article V of this Agreement or in the Schedules of Suburban or Seller contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

VI. Representations and Warranties of Purchaser and Tysons

         Tysons and Purchaser hereby jointly and severally represent and warrant to, and covenant with, Suburban and Seller as follows as of the date hereof and also on the Effective Time (except as otherwise provided):

     6.1   Organization and Related Matters of Tysons.

         (A) Tysons is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. Tysons has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and Tysons is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by Tysons, or the character or location of the properties and assets owned or leased by Tysons makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Tysons on a consolidated basis. Tysons is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of Tysons and the Bylaws of Tysons, each as amended to the date hereof, have been made available to Seller.

         (B) Tysons has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Tysons on a consolidated basis.

         (C) The minute books of Tysons contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Boards of Directors of Tysons.

     6.2   Organization and Related Matters of Purchaser.

         (A) Purchaser is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Purchaser has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and Purchaser is or will be licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by Purchaser, or the character or location or the properties and assets owned or leased by Purchaser make such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Tysons on a consolidated basis. True and correct copies of the Articles of Incorporation and Bylaws of Purchaser, as each may be amended to the date hereof, will be made available to Seller.

         (B) Purchaser, as of the Effective Time, will have in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Tysons on a consolidated basis.

         (C) As of the Effective Time, the minute books of Purchaser will contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of Purchaser.

     6.3 Capitalization. As of September 30, 1994, the authorized capital stock of Tysons consisted of 10,000,000 shares of common stock, par value $5.00 per share, 668,619 shares of which are issued and outstanding (exclusive of any such shares held in the treasury of Tysons as of the date hereof), and 10,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding shares of common stock of Tysons have been duly authorized and validly issued, and all such shares am fully paid and nonassessable.

     6.4 Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been or, as of the Effective Time, will have been duly authorized by the

Boards of Directors of Tysons and Purchaser, and no other corporate proceedings on the part of Tysons or Purchaser are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of Tysons and Purchaser enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or Bylaws of Tysons or the Articles of Incorporation or Bylaws of Purchaser or, (ii) to Tysons' knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Tysons or Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Tysons or Purchaser is a party, or by which Tysons or Purchaser or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Tysons or Purchaser or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Schedule 6.4; and (Y) with respect to (B) above, such as individually or in the aggregate will not have a Material Adverse Effect on Tysons on a consolidated basis.

     6.5   Financial Statements.

         (A) Tysons has made available to Seller copies of the consolidated financial statements of Tysons as of and for the years ended December 31, 1992 and 1993, and as of and for the periods ended March 31, 1994, June 30, 1994, and September 30, 1994, and Tysons will make available to Seller, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of Tysons, the consolidated financial statements of Tysons as of and for such subsequent calendar quarter or year through and including the Day of Closing (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Tysons").

         (B) Each of the Financial Statements of Tysons (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Tysons have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only the actual transactions. Each of the Financial Statements of Tysons (including the related notes) fairly presents or will fairly present the consolidated financial position of Tysons as of the respective dates thereof in all material respects and fairly presents or will fairly present the results of operations of Tysons for the respective periods therein set forth in all material respects.

         (C) Since December 31, 1993, Tysons has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tysons on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Tysons or reflected in the notes thereto, and (ii) which were incurred after December 31, 1993, in the ordinary course of business consistent with past practices. Since December, 31, 1993, and except for the matters described in (i) and (ii) above, Tysons has not incurred or paid any obligation or liability which could have a Material Adverse Effect on Tysons on a consolidated basis.

     6.6 Absence of Certain Changes or Events. Since December 31, 1993, there has not been any event which has had a Material Adverse Effect on Tysons on a consolidated basis, and to the knowledge of Tysons, no fact or condition exists which might reasonably be expected to cause such an event or have such an effect in the future.

     6.7 Legal Proceedings, Etc. Except as set forth on Schedule 6.7 hereto, Tysons is not a party to any, and there are no pending, or, to the knowledge of Tysons, threatened, legal, administrative, arbitrary or other proceedings, claims, actions, causes of action or governmental investigations of any nature against Tysons challenging the validity or propriety of the transactions contemplated by this Agreement or which would be required to be reported by Tysons pursuant to Item 103 of Regulation S-K promulgated by the SEC.

     6.8 Insurance. Tysons has in effect insurance coverage with insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by institutions comparable in size and operation to Tysons.

     6.9 Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the shareholder of Seller; and (iii) as previously disclosed, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Tysons and Purchaser or, to the knowledge of Tysons, by Seller of this Agreement and the consummation the transactions contemplated hereby.

     6.10 No Broker's or Finder's Fees. Except for the retention of Bank Resources, Inc. by Purchaser, which shall bear the fees and expenses thereof, neither Tysons nor Purchaser or any of their subsidiaries, affiliates or employers has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.

     6.11 Untrue Statements and Omissions. No representation or warranty contained in Article VI of this Agreement or in the Schedules of Tysons or Purchaser contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

VII.       Additional Covenants and Agreements of the Parties

     7.1   Conduct of the Business of Seller.

           (A) During the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause each direct or indirect subsidiary to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Seller or Tysons to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

           (B) During the period from the date of this Agreement to the Effective Time, except as required by law or regulation, Seller shall not, without the prior written consent of Tysons:

                 (i) change, delete or add any provision of or to the Charter or Articles of Incorporation or Bylaws of Seller;

                 (ii) change the number of shares of the authorized, issued or outstanding capital stock of Seller, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Seller, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Seller;

                 (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

                 (iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on September 30, 1994, and disclosed in a Schedule delivered pursuant to Article IV of this

Agreement or in the annexed Schedule 7.1(B)(iv) and other than expenditures necessary to maintain existing assets in good repair;

              (v) sell, transfer, convey or otherwise dispose of any of the Transferred Property or interest therein having a book value in excess of or in exchange for aggregate consideration in excess of $10,000;

              (vi) enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

              (vii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to Seller that involves an aggregate of $10,000; or

              (viii) acquire any additional Investment Securities other than Investment Securities purchased for customers' accounts or ten percent or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) foreclosures in the ordinary course of business or (B) acquisitions of control in a fiduciary capacity.

     7.2 Current Information. During the period from the date of this Agreement to the Effective Time or the time of termination or abandonment of this Agreement, Seller will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Tysons and to report the general status of the ongoing operations of Seller. Seller will promptly notify Tysons of any material change in the normal course of business or the operations or the properties of Suburban or Seller, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Suburban or Seller, the institution or the threat of material litigation, claims, threats or causes of action involving Suburban or Seller, and will keep Tysons fully informed of such events. Seller will furnish to Tysons, promptly after the preparation and/or receipt by Seller thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to Tysons, be treated, for purposes of Section 5.3 hereof, as among the Financial Statements of Seller.

     7.3 Access to Properties; Personnel and Records.

         (A) So long as this Agreement shall remain in effect, Suburban and Seller, shall permit Tysons or its agents full access, during normal business hours, to the properties of Seller, and shall disclose and make available (together with the right to copy) to Tysons and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Seller, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which Tysons may have a reasonable interest, and Seller shall use their reasonable best efforts to provide Tysons and its representatives access to the work papers of Seller's accountants. In exercising its rights described in this Section 7.3(A), Tysons agrees, to the extent it believes is practicable, to provide advance notification and use its efforts not to disrupt the operations or business of Seller. Suburban and Seller shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that Suburban and Seller shall cooperate with Tysons in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to Tysons shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by Suburban or Seller.

         (B) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the transactions contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 7.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

     7.4 Approval of Seller's Shareholder. Seller will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholder at such time as may be mutually agreed to by the parties, or otherwise seek the written consent of its shareholder in lieu of a meeting, for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of Seller will recommend to its shareholder the approval of this Agreement and the transactions contemplated hereby and Suburban hereby agrees that, as a sole shareholder of Seller, Suburban will approve this Agreement and the transactions contemplated hereby.

     7.5 No Other Bids. Neither Suburban nor Seller, acting through any director or officer or other agent, shall now, nor shall any of them authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Suburban or Seller, to solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any acquisition proposal with respect to Seller. Seller shall promptly advise Tysons orally and in writing of any such inquiries or proposals received by Suburban or Seller after the date hereof. As used in this Section 7.5, "acquisition proposal" shall mean any proposal for a merger or other business combination involving Seller or for the acquisition of in excess of a 5% equity interest in Seller or for the acquisition of in excess of 5% the assets of Seller.

     7.6 Notice of Deadlines. Seller shall notify Tysons in writing of any deadline to exercise an extension or termination of any material lease, agreement or license (including specifically real property leases and data processing agreements) to which Seller is a party at least ten days prior to such deadline.

     7.7 Maintenance of Properties. Seller will maintain its properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted. Prior to the Day of Closing, Seller will cause any automatic teller machines attached to, located at, or otherwise used in connection with the Banking Business to be removed from the Qualifying Real Estate and other Transferred Property and the Qualifying Real Estate and other Transferred Property to be repaired and restored to the satisfaction of the Purchaser and the landlord of such Qualifying Real Estate.

     7.8 Compliance Matters. Prior to the Effective Time, Seller shall take, or cause to be taken, all steps reasonably requested by Tysons to cure any deficiencies in regulatory compliance by Seller, including compliance with Regulations Z and CC of the FRB); provided that neither Tysons nor Purchaser shall be responsible for discovering or have any obligation to disclose the existence of such defects to Seller nor shall Tysons or Purchaser have any liability resulting from such deficiencies or attempts to cure them.

     7.9   Best Efforts; Cooperation.   Subject to the terms and conditions
herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

     7.10  Regulatory Matters.

           (A) Following the execution and delivery of this Agreement, Purchaser and Seller shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities for consummation of the transaction contemplated hereby. Such applications and filings shall be in such form as may be prescribed by the respective
Regulatory Authorities and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholder of Seller. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

           (B) Each party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

     7.11 Current Information. During the period from the date of this Agreement to the Effective Time or the time of termination or abandonment hereunder, Tysons will cause one or more of its designated representatives to confer on a regular and frequent basis with Seller and to report with respect to the general status and the ongoing operations of Tysons.

     7.12  No Employment Contract   The parties acknowledge that nothing in
this Agreement shall be construed as constituting an employment agreement between Tysons or any of its affiliates and any officer or employee of Suburban or Seller or an obligation on the part of Tysons or any of its affiliates to employ any such officers or employees.

     7.13  Other Matters Relating to Loans

         (A) If any Qualifying Loan is covered by collateral protection insurance or other insurance (which is charged to the account of the borrower under the related Qualifying Loan) when transferred to Purchaser and Purchaser subsequently determines that the Qualifying Loan is covered by additional insurance which negates the need for such collateral protection insurance or other insurance, Seller shall render a cancellation or flat cancellation, as appropriate, of such collateral protection insurance and shall forward any rebated premium to Purchaser for credit to the Qualifying Loan account. Prior to the closing of the transactions contemplated hereby, Seller shall cause Purchaser to be substituted in the place of Seller as an additional named insured under such policies of insurance.

         (B) If Seller, after the Effective Time, receives payment on any Qualifying Loan transferred to Purchaser pursuant to this Agreement, Seller shall send to Purchaser within three business days of the date of receipt of such payment, a listing or other payment media indicating the note number and account number of the Qualifying Loan, the date and the amount of payment received and any instructions in respect to the Qualifying Loan in the form in which it was received by Seller (with such endorsement of and by Seller as shall be necessary to transfer or negotiate such payment to Purchaser) or by Seller's check payable to Purchaser for the amount of such payment. Following the Effective Time, Seller shall promptly forward to Purchaser all notices and other information concerning any of the Qualifying Loans.

         (C) If Purchaser, after the Effective Time, receives payment on any Loan not transferred to Purchaser pursuant to this Agreement, Purchaser shall send to Seller, within three business days of the date of receipt of such payment (to the extent available), a listing or other payment media indicating the note number and account number of the Loan, the date and the amount of payment received and any instructions with respect to the Loan, in the form in which it was received by Purchaser (with such endorsement of and by Purchaser as shall be necessary to transfer or negotiate such payment to Seller) or by Purchaser's check payable to Seller for the amount of such payment.

         (D) On Day of Closing, Seller shall assign, transfer and deliver to Purchaser all collateral security of any nature whatsoever held by Seller as collateral for all Qualifying Loans.

         (E) On the Effective Time, Seller shall designate Purchaser, with full power of substitution, as Seller's true and lawful attorney-in-fact, for Seller, and in Seller's name, place and stead and on Seller's behalf, to execute, endorse and act on, as necessary, any documents, notes, loan agreements, conditional and installment sales contracts, certificates of title, certificates of origin, contracts and negotiable documents or instruments as may be necessary to effect transfer of title, recordation of assignment of title and interest, substitution of trustee, cancellation of notes and deeds of trust and to perform any act necessary to effect any of the transactions contemplated by this Agreement required perfection, servicing, discharge and cancellation of the Loans and the Transferred Assets by Purchaser, and to carry out the letter and spirit of this Agreement.

         (F) If one or more, but not all, of any Cross Collateralized Loans are sold to Purchaser hereunder, then, unless otherwise provided in any collateral sharing and lien priority agreement, the principal balances of such Cross Collateralized Loans may not be increased following the Effective Time except to the extent that either party shall be contractually obligated for such increase at the Effective Time. In the event that either Purchaser or Seller has possession or control of collateral for any such Cross Collateralized Loans and releases the collateral in good faith without knowledge of the claim of a security interest in such collateral by the other, the releasing party shall have no liability to the other party. Neither the owner nor any third party shall have any rights under this provision with regard to the interest of the parties hereto in the collateral.

     7.14   Compliance with WARN

         Seller recognizes and acknowledges its obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101, et seq. ("WARN") and it hereby agrees to provide appropriate notices to its employees and various third parties, as may be required by WARN.

     7.15  Compliance with COBRA

         Seller covenants that it has and will comply with all of its obligations under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     7.16  Employee Benefit Plans

         All employee benefit plans, as defined in Section 5.13, or any severance plan or agreements or deferred compensation or retirement plan or agreement maintained by Seller and Suburban or any of their affiliates as of the Effective Time shall continue to be maintained by Seller and Suburban or any of their affiliates after the Effective Time, except that with respect to any officer or employee of Seller who becomes after the Effective Time an employee of Purchaser, Seller, and Suburban or any of their affiliates shall permit such persons to make such disposition of any funds held for their account by any of the foregoing plans or agreements as may be permitted by plans or agreements. Seller and Suburban will indemnify and hold Purchaser, Tysons and their respective officers, directors and affiliates harmless from and against any and all loss, liabilities, costs, expenses or claims arising out of the maintenance by Seller and Suburban or any of their affiliates as of the Effective Time of any employee benefit plan, as defined in Section 5.11 or any severance plan or agreement or deferred compensation or retirement plan or agreement. Any indemnification under this Section shall be subject to and shall be prosecuted in accordance with Article IX hereof.

     7.17  Cure and/or Repurchase of Qualifying Loans    If, prior to the Day
of Closing, either party discovers the breach of any of the representations and warranties set forth in Section 5.4 as to a particular Qualifying Loan, the party making the discovery shall promptly give notice of such discovery to the other party, along with a description of the defect in the Qualifying Loan. Seller shall be allowed an opportunity to cure the defect, and if Seller is unable to cure such defect to the reasonable satisfaction of Purchaser prior to the Day of Closing, Seller shall withdraw the Qualifying Loan and omit it from the Transferred Property, and in such event, the Compensation Amount shall be appropriately adjusted. Notwithstanding any other provision herein, Tysons shall not exercise its rights under this Section 7.17 with respect to any defect in a Qualifying Loan which Tysons discovered during the loan review described in the premises recited at the beginning of this Agreement.

     7.18 Certain Accounting Matters. Prior to the Effective Time, Seller shall take such steps as may be necessary to cause a separate accounting system, including the creation and maintenance of a general ledger, data processing facilities and all necessary support systems, to be maintained with respect to the business of the Seller which is substantially related to Transferred Property and the Qualifying Assumed Liabilities.

VIII.     Additional Covenants and Agreements of Tysons and Purchaser

     8.1   Certain Personnel Matters.   Purchaser may hire or utilize certain
of the current employees of the Banking Offices of Seller following the transactions contemplated by this Agreement, and Tysons and Purchaser agree to coordinate with Seller in discussing such employment with such employees. However, nothing contained in this Section 8.1 shall be construed as constituting an employment agreement between Tysons or Purchaser and any employee of the Banking Offices of Seller or an obligation of Tysons or Purchaser to employ any such employee.

     8.2 Employment Benefit Plan Of Tysons. Tysons and Purchaser agree that if any officers or employees of Seller are employed by Purchaser after the Effective Time, such persons shall be eligible to participate in the employee benefit plans of Tysons on the same basis and subject to the same conditions as are applicable to any newly hired employee of Purchaser.

     8.3 Consideration. Tysons shall pay or cause to be paid the Compensation Amount as, when and if the same shall be required to be issued and paid pursuant to this Agreement.

IX. Indemnification

     9.1 Indemnification by Seller and Suburban. Without limitation of any other express indemnification provision under this Agreement, Suburban and Seller agree to indemnify and hold harmless Purchaser, Tysons and their respective directors, officers, employees and agents, against any loss, liability, damage, claim or expense of any kind (including reasonable attorneys' fees whether incurred as party plaintiff or otherwise) arising out of or in connection with (i) any obligation, duty or liability of Seller other than the Qualifying Assumed Liabilities, (ii) any act or omission of Seller with respect to the Transferred Property or otherwise relating to the Banking Offices (unless such act or omission was taken or omitted in reliance on any of the covenants, representations or warranties of Purchaser, or at Purchaser's request), (iii) any breach of any representation or warranty made by Seller or Suburban herein or in any document or certificate delivered pursuant hereto, or (iv) any failure by Seller or Suburban to perform any covenant, agreement, undertaking or obligation on its part hereunder.

     9.2 Indemnification by Purchaser and Tysons. Without limitation of any other express indemnification provision under this Agreement, Tysons and Purchaser agree to indemnify and hold harmless Seller and Suburban and their respective directors, officers, employees and agents, against any loss, liability, damage or expense of any kind (including reasonable attorney's fees whether incurred as party plaintiff or otherwise) arising out of or in connection with:

         (i) any representation or warranty made by Purchaser or Tysons herein or in any document or certificate delivered pursuant hereto being untrue, incorrect or misleading as of the time made;

         (ii) any failure by Purchaser or Tysons to satisfy or perform any Qualifying Assumed Liability, or any other covenant, agreement, undertaking or obligation on its part hereunder; or

         (iii) any action against Seller by any borrower which results exclusively from actions by Tysons and Purchaser.

     9.3 Third-Party Claims, Etc. Promptly after any service of process by any third person in any litigation or proceeding, or the receipt of any claim or demand, in respect of which indemnity may be sought pursuant to Section 9.1 or 9.2, or as soon as reasonably practicable after a party hereto shall have acquired notice of any other matter with respect to which indemnity may be so sought, the party seeking indemnity (the "Indemnitee") will notify the indemnifying party ("Indemnitor") thereof. Such notice shall recite in reasonable detail the nature of the claim and the facts that support it and provide a reasonable estimate of the liability (to the extent such liability may then be reasonably estimated). The Indemnitor shall have the right to assume the defense, settlement or compromise of any such claim, action, suit, or proceeding at its own expense, including the retention of counsel reasonably satisfactory to the Indemnitee. Any election by the Indemnitor to defend must be made by written notice to the Indemnitee within fifteen days of the aforementioned notice to the Indemnitor, or within the shorter period that the notice states is required by the dispute resolution mechanism of the underlying claim. The Indemnitee shall have the right, upon prompt written notice to the Indemnitor, to retain separate counsel in any such action and participate (subject to control by the Indemnitor) in the defense thereof, but the fees and expenses of such additional counsel shall be at such Indemnitee's own expense. If the Indemnitor does not elect to defend such claim, the Indemnitee shall have the right to assume the defense, settlement or compromise of any such claim at the expense of the Indemnitor, including the retention of counsel. If the Indemnitee in good faith fails to notify the Indemnitor of any such claim and thereafter defends or settles such claim, the Indemnitor shall be liable to the Indemnitee for the indemnifiable losses with respect thereto to the extent that the Indemnitee demonstrates that the Indemnitor has not been prejudiced by Indemnitee's actions in defending and settling such claim that would have been avoided by the Indemnitor's defense and settlement of such claim. If the Indemnitee notifies the Indemnitor of such claim and the Indemnitor fails or refuses to defend, the Indemnitee may defend and settle such claim and the Indemnitor shall not have the right to assert that the amount of such indemnifiable loss would have been diminished if the Indemnitor had defended such action. Notwithstanding the foregoing, the Indemnitor shall not settle any such claim in a manner that would impose sanctions, restrictions, fines or penalties on the Indemnitee, without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld. The Indemnitee and Indemnitor shall cooperate with each other as provided in Section 9.4 below. With respect to any matter as to which there is a right of indemnification other than in respect of a claim, demand, suit or cause of action by a third party, the Indemnitee shall submit such statements, documents and other evidence as is relevant to the establishment of its claims and the amount thereof, and the Indemnitor shall pay the Indemnitee within fifteen days thereof.

     9.4 Cooperation. Each party hereto shall give the other prompt notice of any facts coming to its attention that may give rise to a claim for indemnification. Each party shall cooperate with the other in any investigation, or in the defense of any litigation or proceeding that might give rise to a claim for indemnification or that would give rise to a claim for indemnification if brought against the other party. Such cooperation shall include providing witnesses, files, documents and records that such party is uniquely in a position to provide.

X. Mutual Conditions To Closing

         The obligations of Tysons and Purchaser, on the one hand, and Suburban and Seller, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

     10.1 Consents of Regulatory Authorities. All required Consents of Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after granting of such approval shall have passed.

     10.2 Litigation. There shall not be any litigation or threat of litigation (a) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement or (b) seeking damages in respect of or seeking to restrain or invalidate the transactions contemplated by this Agreement which, in the judgment of either Tysons or Seller, based upon advice of counsel, would have a Material Adverse Effect on the Transferred Property, Purchaser, Seller, or the consummation of the transactions contemplated by this Agreement.

XI. Conditions To The Obligations Of Tysons and Purchaser

         The obligations of Tysons and Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

     11.1 Representations and Warranties. The representations and warranties of each of Seller and Suburban set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

     11.2 Performance of Obligations. Each of Seller and Suburban shall have performed and complied with in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time.

     11.3 Certificate Representing Satisfaction of Conditions. Each of Seller and Suburban shall have delivered to Tysons and Purchaser a certificate dated as of the Effective Time as to the satisfaction of the matters described in Sections 11.1 and 11.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of each of Seller and Suburban under Article V of this Agreement.

     11.4 Absence of Adverse Facts. There shall have been no determination by Tysons that any fact, event or condition exists or has occurred that, in the reasonable judgment of Tysons, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the Transferred Property or the consummation of the transactions contemplated by this Agreement which has not been waived by Tysons (in the exercise of its sole and exclusive discretion), (b) would be of such significance with respect to the business or economic benefits expected to be obtained by Purchaser pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (c) would be materially adverse to the interests of Purchaser, or (d) would render the transactions contemplated by this Agreement impractical because of any material event including but not limited to a state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

     11.5 Opinion of Counsel. Purchaser shall have received an opinion of counsel from McNamee, Hosea, Jernigan & Scott, P.A., or other counsel to Seller acceptable to Purchaser in substantially the form set forth in Exhibit
11.5 hereof.

     11.6 Consents Under Agreements. Seller shall have obtained the Consent of each person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Purchaser to any obligation, right or interest of Seller under (i) the lease for the Qualifying Real Estate and (ii) any Qualifying Loan, other Qualifying Lease, or Qualifying Other Agreement, except, in the case of Consents required under clause (ii) above, those for which failure to obtain such Consents would not in the sole opinion of Tysons, individually or in the aggregate, have a Material Adverse Effect on the Transferred Property, the Purchaser or upon the consummation of the transactions contemplated by this Agreement.

     11.7 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of Tysons, any material adverse requirement upon Purchaser or its affiliates, including, without limitation, any requirement that Tysons sell or dispose of any significant amount of the Transferred Property or any banking or other subsidiary of Tysons or branch of Purchaser, provided that, except for any such requirement relating to the above-described sale or disposition of any Transferred Property or any banking or other subsidiary of Tysons, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of savings associations under similar circumstances.

     11.8 Certification of Claims. Seller shall have delivered a certificate to Tysons that Seller is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Seller.

     11.9 Due Diligence. Purchaser and Tysons shall have completed their due diligence review of the assets, liabilities, and business of Seller. After the due diligence review Purchaser's and Tysons' respective Boards of Directors shall have determined in their sole and exclusive opinion that the transactions contemplated by this Agreement are in the best interest of the Purchaser and Tysons and their respective shareholders.

     11.10 Transitional Data Processing Services. Seller shall have contracted with Purchaser to provide Purchaser with all data processing services currently being provided to Seller by EDS under that certain agreement dated October 1, 1990, between Seller and EDS and Seller shall furnish the employees necessary to provide such service to Purchaser, which contract shall provide that Seller shall provide such services in exchange for compensation by Purchaser equal to that payable by Seller to EDS for similar services, except that Seller and Purchaser shall mutually agree upon the compensation to be paid to Seller by Purchaser for the services of Seller's employees for providing the services contemplated to be performed by user under such contract, which contract shall expire on September 30, 1993.

XII.      Conditions to Obligations of Seller and Suburban

         The obligation of Seller and Suburban to consummate transactions contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

     12.1 Representations and Warranties. The representations and warranties of Tysons and Purchaser contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct as of the Effective Time (as though made on and as of the Effective Time).

     12.2 Performance of Obligations. Tysons and Purchaser shall have performed and complied with in all material respects all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time.

     12.3 Certificate Representing Satisfaction of Conditions. Tysons and Purchaser shall have delivered to Seller a certificate dated as of the Effective Time as to the satisfaction of the matters described in Sections
12.1 and 12.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Tysons and Purchaser under Article VI of this Agreement.

     12.4 Opinion of Counsel. Seller shall have received the opinion of Nelson Mullins Riley & Scarborough, counsel to Tysons, dated the Effective Time, to the effect set forth in Exhibit 12.4 hereof.

     12.5 Absence of Adverse Facts. There shall have been no determination by Seller that any fact, event or condition exists or has occurred that, in the reasonable judgment of Seller, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the consummation of the transactions contemplated by this Agreement, (b) would be of such significance with respect to the business or economic benefits expected to be obtained by Seller pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (c) would be materially adverse to the interests of Seller, or (d) would render the transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

XIII.     Transactions at Closing

     13.1  Items to be Delivered by Seller and Suburban

         At the Closing, Seller or Suburban, as the case may be, shall deliver to Purchaser:

              (i) Bills of sale, deeds and assignments that are necessary or desirable, in the opinion of Purchaser's counsel, for conveying, transferring and assigning to Purchaser all of Seller's interest in and to the Transferred Property, including, without limitation, an assignment for the lease relating to the Qualifying Real Estate, and assignments and other bills of sale relating to the Qualifying Leases and the Qualifying Leasehold Improvements, and permitting assumption by Purchaser of the Qualifying Assumed Liabilities to be transferred to Purchaser pursuant to this Agreement, as well as any and all statement, instruments and documents as required or described or by this Agreement.

              (ii) Payment in immediately available funds of the Compensation Amount not later than 2:00 p.m. on the Day of Closing in accordance with Section 3.1 hereof.

              (iii) Certificates signed by duly authorized officers of Seller and Suburban stating that to the best of Seller's Knowledge, there is no error or inaccuracy in the information contained in the Preliminary Individual Statements of their respective dates or in the Preliminary Closing Statement.

              (iv) Copies, certified by Seller's and Suburban's corporation secretary or assistant corporate secretary as being accurate and complete, of resolutions of Seller's and Suburban's Boards of Directors authorizing the transactions contemplated by this Agreement and all actions appropriate to the consummation thereof, and a certificate of such secretary as to the incumbency of each officer of Seller and Suburban executing this Agreement and all instruments, certificates and documents required to be executed and delivered at the Closing.

     13.2   Items to be Delivered by Purchaser

         At the Closing, Purchaser and Tysons shall deliver to Seller and
Suburban:

              (i) Instruments (a) for acceptance of the Transferred Property and (b) for assumption of the Qualifying Assumed Liabilities in accordance with Section 3.1 of this Agreement, all as aforesaid.

              (ii) Such other instruments and documents as may be required as of the Effective Time pursuant to this Agreement, all in form and substance reasonably satisfactory to Seller.

              (iii) Copies, certified by Purchaser's and Tysons' corporate secretary or assistant corporate secretary as being accurate and complete, of resolutions of Purchaser's and Tysons' Boards of Directors authorizing the transactions contemplated by this Agreement and all actions appropriate to the consummation thereof, and a certificate of such secretary as to the incumbency of each officer of Purchaser and Tysons executing this Agreement and all instruments, certificates and documents required to be executed and delivered at the Closing.

XIV.     Termination, Waiver And Amendment

     14.1  Termination.   This Agreement may be terminated and the transaction
contemplated hereby abandoned at any time prior to the Effective Time upon the occurrence of any of the following:

         (A)   by the mutual consent in writing of Tysons and Seller;

         (B) by Tysons or Seller if the transactions contemplated by this Agreement shall not have been consummated on or prior to June 30, 1995, provided that the failure to consummate the transactions contemplated by this Agreement on or before such date is not accompanied by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 14.1(B);

         (C) by Tysons or Seller (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of the nonterminating party to consummate the transactions contemplated by this Agreement cannot be satisfied or fulfilled;

         (D) by Tysons if: (i) Tysons shall have determined that any fact, event or condition exists that, in the judgment of Tysons, (A) is materially at variance with any warranty or representation of Suburban or Seller set forth in the Agreement or is a material breach of any covenant or agreement of Suburban or Seller contained in the Agreement, (B) has a Material Adverse
Effect or can be reasonably foreseen to have a Material Adverse Effect on Seller or upon the consummation of the transactions contemplated by the Agreement, (C) pertains to Suburban or Seller and would be materially adverse to the interests of Purchaser, (D) pertains to Suburban or Seller and would be of such significance with respect to the business or economic benefits expected to be obtained by Purchaser under this Agreement so as to render inadvisable consummation of the transactions contemplated by the Agreement, (E) renders the transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or any other national securities exchange; or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the







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
transactions contemplated by this Agreement, or (C) seeking to restrain or invalidate the consummation of the transactions contemplated by this Agreement; or

         (E) by Seller if (i) Seller shall have determined that any fact, event or condition exists that, in the judgment of Seller, (A) is materially at variance with any warranty or representation of Tysons or Purchaser contained in the Agreement or is a material breach of any covenant or agreement of Tysons or Purchaser contained in the Agreement, (B) has a Material Adverse Effect or can be reasonably seen to have a Material Adverse Effect upon the consummation of the transactions contemplated by the Agreement, or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement, or (C) seeking to restrain or invalidate the consummation of transactions contemplated by this Agreement.

     14.2 Effect of Termination. In the event of the termination and abandonment of this Agreement, it shall terminate and become void, without liability on behalf of any party, and have no effect, except as otherwise provided herein.

     14.3 Effect of Wrongful Termination. Notwithstanding the foregoing provisions of Section 14.2, if the transactions contemplated hereby fail to be consummated because of the wrongful termination of this Agreement or a willful, knowing or grossly negligent breach by Tysons or Purchaser, on the one hand, or Seller and Suburban, on the other hand, of any representation, warranty, covenant, undertaking, term or restriction contained herein, the other party shall have all rights and remedies afforded by law.

     14.4 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Tysons, Purchaser, Suburban and Seller.

     14.5 Waivers. Subject to Section 15.10 hereof, prior to or at the Effective Time, Tysons and Purchaser, on the one hand, and Suburban and Seller, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

     14.6 Survival of Representations and Warranties. All the representations, warranties, covenants and agreements in this Agreement and in any instrument delivered by Tysons, Purchaser, Seller or Suburban shall survive the Closing. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Tysons, Purchaser, Suburban or Seller and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.











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
XV.      Miscellaneous

     15.1 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among Tysons, Purchaser, Suburban and Seller with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral.

     15.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

         If to Suburban or Seller:

                  Suburban Bank of Virginia, N.A.
                  7505 Greenway Center Drive
                  P.O. Box 298
                  Greenbelt, Maryland 20768
                  Attention:    Marlin Husted, Chairman
                  Fax (301) 474-9103

         with a copy to:

                  McNamee, Hosea, Jernigan & Scott, P.A.
                  Suite 200
                  6411 Ivey Lane
                  Greenbelt, Maryland 20770
                  Attention:   Stephen C. Hosea, Esq.
                  Fax: (301) 441-2420

         If to Purchaser or Tysons, then to:

                  Tysons Financial Corporation
                  8200 Greensboro Drive
                  McLean, Virginia 22102
                  Attention: Terrie G. Spiro
                  Fax (703) 556-0023









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
         with a copy to:

                  Nelson, Mullins, Riley & Scarborough
                  400 Colony Square
                  1201 Peachtree Street
                  Atlanta, Georgia 30361
                  Attention: Glenn W. Sturm, Esq.
                  Fax (404) 817-6151

         All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

     15.3 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the transactions contemplated hereby may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

     15.4 Costs and Expenses. Except as otherwise expressly provided herein, expenses incurred by Seller and Suburban on the one hand and Tysons and Purchaser on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

     15.5 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

     15.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

     15.7 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Virginia without respect to its conflicts of laws principles except to the extent superseded by laws of the United States.

     15.8 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees,








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
and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by Purchaser to another affiliate of Tysons). Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     15.9 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

     15.10 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

         IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

[CORPORATE SEAL]


ATTEST:

By: /s/ LAWRENCE J. BOLTON
   ------------------------------
Name: LAWRENCE J. BOLTON
Title: SECRETARY

[CORPORATE SEAL]

ATTEST:

By: /s/ SUSAN J. HANSEN
   ------------------------------
Name: SUSAN J. HANSEN
Title: CORPORATE SECRETARY

[CORPORATE SEAL]

ATTEST:

By: /s/ JOHN P. CARROLL
   ------------------------------
Name: JOHN P. CARROLL
Title: SENIOR VICE PRESIDENT

[CORPORATE SEAL]

ATTEST:

By: /s/ JOHN P. CARROLL
   ------------------------------
Name: JOHN P. CARROLL
Title: SENIOR VICE PRESIDENT


SUBURBAN BANK OF VIRGINIA, N.A.

By: /s/ WILLIAM R. JOHNSON
   ---------------------------
Name: WILLIAM R. JOHNSON
Title: PRESIDENT & CEO


SUBURBAN BANCSHARES, INC.

By: /s/ WILLIAM R. JOHNSON
   ---------------------------
Name: WILLIAM R. JOHNSON
Title: PRESIDENT & COO


TYSONS NATIONAL BANK

By: /s/ TERRIE G. SPIRO
   ---------------------------
Name: TERRIE G. SPIRO
Title: PRESIDENT/CEO


TYSONS FINANCIAL CORPORATION


By: /s/ TERRIE G. SPIRO
   ---------------------------
Name: TERRIE G. SPIRO
Title: PRESIDENT/CEO







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